Exhibit 10.2

M-WAVE, INC.

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made by and between M-Wave, Inc., (the “Company”), and Jeff Figlewcz, an individual residing at the address set forth on the signature page hereto (the “Consultant”).  This Agreement shall commence and become effective immediately upon the Effective Date of the Separation Agreement (as defined in that agreement) referenced under paragraph 13 below and subject to the terms and conditions of the Separation Agreement (including paragraph 16 of that agreement).  The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company and Consultant is willing to perform such services, on terms set forth more fully below.  In consideration of the mutual promises contained herein, the parties agree as follows:

1.	SERVICES AND COMPENSATION

(a) Consultant agrees to perform for the Company the services (“Services”) described in Exhibit 1 attached hereto.

(b) The Company agrees to pay Consultant the compensation set forth in Exhibit 1 for the performance of the Services.

2.	CONFIDENTIALITY

(a) Definition.  “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment.

(b) Non-Use and Non-Disclosure.  Consultant will not, during or subsequent to the term of this Agreement, use the Company’s Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or disclose the Company’s Confidential Information to any third party.  It is understood that said Confidential Information shall remain the sole property of the Company.  Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information including, but not limited to, having each employee of Consultant, if any, with access to any Confidential Information, execute a nondisclosure agreement containing provisions in the Company’s favor identical to Section 2 of this Agreement.  Confidential Information does not include information which: (i) is known to Consultant at the time of disclosure to Consultant by the Company as evidenced by written records of Consultant; (ii) has become publicly known and made generally available through no wrongful act of Consultant; or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure.  Without the Company’s prior written approval, Consultant will not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Consultant has this arrangement with the Company.

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(c) Third Party Confidential Information.  Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Consultant agrees that Consultant owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

(d) Other Consultant Confidential Information.  Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any third party with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any, and that Consultant will not bring onto the premises of the Company any unpublished document or proprietary information belonging to such party unless consented to in writing by such party.  Consultant will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys fees and costs of suit, arising out of or in connection with any alleged or actual violation or misappropriation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement.

(e) Return of Materials.  Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will deliver to the Company all of the Company’s property or Confidential Information that Consultant may have in Consultant’s possession or control.

3.	OWNERSHIP

(a) Assignment.  Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets (collectively, “Work Product”) conceived, discovered, developed or reduced to practice by Consultant, solely or in collaboration with others, during the term of this Agreement which relate in any manner to the business of the Company that Consultant may be directed to undertake, investigate or experiment with, or which Consultant may become associated with in work, investigation or experimentation in the Company’s line of business in performing the Services hereunder, are the sole property of the Company.  Consultant further agrees to assign (or cause to be assigned) and does hereby assign fully to the Company all Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  Consultant hereby waives any and all moral rights.

(b) Further Assurances.  Consultant agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Work Product, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.

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(c) Pre-Existing Materials.  Consultant agrees that if in the course of performing the Services, Consultant incorporates into any Work Product developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest: (i) Consultant shall inform Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Work Product; and (ii) the Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to use, perform, display, make, reproduce, make derivative works, import, sell, offer for sale, license, distribute, and otherwise dispose of such invention, improvement, development, concept, discovery or other proprietary information as part of or in connection with such Work Product, with the right to license such rights to others.  Consultant shall not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without Company’s prior written permission.

(d) Attorney in Fact.  Consultant agrees that if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Work Product assigned to the Company above, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Consultant.

4.	WARRANTIES

(a) Consultant Warranty.  Consultant shall perform the obligations described herein in a good and workmanlike manner with due diligence and in full compliance with the terms and conditions of this Agreement and all mutually agreed to specifications, statements of work, and acceptance criteria.  Consultant, at its expense, shall use reasonable efforts to correct any Services or Work Product performed by or delivered by Consultant that do not conform to the foregoing warranty.

(b) Further Warranties. Consultant further warrants that: (i) the Work Product is or will be original to Consultant; (ii) Consultant has not previously granted and will not grant any rights in the Work Product to any third party that are inconsistent with the rights granted to Company herein; (iii) each of Consultant’s employees, consultants, contractors, partners, or agents who has been or will be involved in the performance of the Services has or will have signed an agreement with Consultant conveying all proprietary and intellectual property rights in or relating to the Work Product to Consultant and agreeing to maintain in confidence all trade secrets and non-Consultant proprietary information embodied in the Work Product or acquired while performing the Services or having access to Work Product; (iv) all Work Product, and the intended uses thereof, shall be free of any third party claims with respect to intellectual property or other proprietary rights and shall be free of any third party liens, encumbrances, security interests, or any similar restrictions; (v) unless provided by Company, Consultant will provide all necessary personnel, facilities, and materials to facilitate efficient and effective completion of the Services; (vi) Consultant will exert Consultant’s best efforts to use a repeatable and proven process to design, develop, test, deliver, and document the Work Product, or any part thereof; and (vii) Consultant has full power and authority to enter into this Agreement, to carry out its obligations under this Agreement and to grant the rights granted to Company hereunder.

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(c) Warranty Indemnity.  Consultant shall indemnify and hold the Company harmless from and against any claims, damages, or liabilities resulting from Consultant’s breach of the foregoing warranties.

5.	CONFLICTING OBLIGATIONS

(a) Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting agreement during the term of this Agreement.

(b) In view of Consultant’s access to the Company’s trade secrets and proprietary know-how, Consultant further agrees that Consultant will not, without Company’s prior written consent, design identical or substantially similar designs as any that may be developed in connection with this Agreement for any third party during the term of this Agreement and for a period of twelve (12) months after the termination of this Agreement. Consultant acknowledges that the obligations in this Section 5 are ancillary to Consultant’s nondisclosure obligations under Section 2.

6.	REPORTS

Consultant agrees that he will from time to time during the term of this Agreement or any extension thereof keep the Company advised as to Consultant’s progress in performing the Services hereunder and that Consultant will, as requested by the Company, prepare written reports with respect thereto.  It is understood that the time required in the preparation of such written reports shall be considered time devoted to the performance of Consultant’s Services.

7.	TERM AND TERMINATION

(a) Term.  This Agreement will become effective and commence as of the Effective Date and will continue until termination as provided below.

(b) Termination.  The Company may terminate this Agreement at any time and for any reason immediately and without any prior notice. The Consultant may terminate this Agreement at any time and for any reason with a two (2) week prior notice.

(c) Survival.  Upon termination of this Agreement pursuant to Section 7(a) or (b), all rights and duties of the parties toward each other shall cease except:

(i)   that the Company shall be obliged to pay, within thirty (30) days of the effective date of termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related expenses, if any, in accordance with the provisions of Section 1; and

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(ii)  Sections 2 (Confidentiality), 3 (Ownership), 4 (Warranties), 5 (Conflicting Obligations), 9 (Independent Contractor), and 11 (Arbitration and Equitable Relief) shall survive termination of this Agreement.

8.	ASSIGNMENT

Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Consultant without the express written consent of the Company.  The Company may assign this Agreement in its discretion.

9.	INDEPENDENT CONTRACTOR

(a) Nature of Relationship.  It is the express intention of the parties that Consultant is an independent contractor.  Nothing in this Agreement shall in any way be construed to constitute Consultant as an employee other than a representative of the Company as an Acting CFO and Corporate Secretary, but Consultant shall perform the Services hereunder as an independent contractor.  Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this contract, and shall incur all expenses associated with performance, except as expressly provided on Exhibit 1 of this Agreement.  Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon.

(b) Independent Contractor Indemnification.  Consultant agrees to indemnify and hold harmless the Company and its directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with: (i) any negligent, reckless or intentionally wrongful act of Consultant or Consultant’s assistants, employees or agents; (ii) a determination by a court or agency that the Consultant is not an independent contractor; (iii) any breach by the Consultant or Consultant’s assistants, employees or agents of any of the covenants contained in this Agreement; (iv) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations; or (v) any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement.

10.	BENEFITS

Consultant acknowledges and agrees and it is the intent of the parties hereto that neither Consultant nor any employees or contractors of Consultant receive any Company-sponsored benefits from the Company either as a consultant or employee.  Such benefits include, but are not limited to, paid vacation, sick leave, medical insurance, and 401(k) participation.  If Consultant is reclassified by a state or federal agency or court as an employee, Consultant will become a reclassified employee and will receive no benefits except those mandated by state or federal law, even if by the terms of the Company’s benefit plans in effect at the time of such reclassification Consultant would otherwise be eligible for such benefits.

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11.	ARBITRATION AND EQUITABLE RELIEF

(a) Disputes.  Except as provided in Section 11(d), the Company and Consultant agree that any dispute or controversy arising out of, relating to or in connection with the interpretation, validity, construction, performance, breach or termination of this Agreement shall be settled by binding arbitration to be held in DuPage County, Illinois, in accordance with the rules then in effect of the American Arbitration Association.  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction.

(b) Consent to Personal Jurisdiction.  The arbitrator(s) shall apply Illinois law to the merits of any dispute or claim, without reference to conflicts of law rules.  Consultant hereby consents to the personal jurisdiction of the state and federal courts located in DuPage County, Illinois for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c) Costs.  The Company and Consultant shall each pay one-half of the costs and expenses of such arbitration, and each shall separately pay its counsel fees and expenses unless otherwise required by law.

(d) Equitable Relief.  The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.

(e) Acknowledgment.  CONSULTANT HAS READ AND UNDERSTANDS SECTION 11, WHICH DISCUSSES ARBITRATION.  CONSULTANT UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, CONSULTANT AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF, TO BINDING ARBITRATION, EXCEPT AS PROVIDED IN SECTION 11(d), AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF CONSULTANT’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE RELATIONSHIP BETWEEN THE PARTIES.

12.	GOVERNING LAW

This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Illinois.

13.	ENTIRE AGREEMENT

This Agreement is the entire agreement of the parties and supersedes any prior agreements between them, whether written or oral, with respect to the subject matter hereof, with the exception of the Separation Agreement and Release between Consultant and the Company (the “Separation Agreement”), and any agreement expressly survived under the Separation Agreement.  No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by Consultant and a duly authorized representative of the Company.

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14.	ATTORNEY’S FEES

In any court action at law or equity which is brought by one of the parties to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorney’s fees, in addition to any other relief to which that party may be entitled.

15.	SEVERABILITY

The invalidity or unenforceability of any provision of this Agreement, or any terms thereof, shall not affect the validity of this Agreement as a whole, which shall at all times remain in full force and effect.

16.	NOTICES

Any notice shall be addressed to the party being notified at the address set forth in this Agreement or such other address as either party may notify the other of and shall be deemed given upon delivery if personally delivered or transmitted via facsimile or reliable overnight carrier (with tracking capability), or forty-eight (48) hours after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Company:		Consultant:
M-Wave, Inc.
By:
Print Name:	Joseph A. Turek	Print Name:
Title:	CEO	Date:
Date:		Address:
Address:	1300 Norwood St.
Itasca, IL 60143

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EXHIBIT 1

SERVICES AND COMPENSATION

1.	Contact. Consultant’s principal Company contact:

(a)  Name:  Joseph A. Turek

(b)  Title:  Chairman of the Board and CEO

2.	Services. Consultant will render to the Company the following Services:

Consultant will perform the services requested by the Company, including the Consultant’s responsibilities as the former Chief Financial Officer and Corporate Secretary of the Company and assistance regarding business matters of the Company.  Consultant shall also perform such other duties and responsibilities as the Company’s CEO and/or the Board of Directors shall from time to time assign to him.

Consultant shall carry the title of “Acting CFO and Corporate Secretary” and shall certify the SEC and Audited financial reports as necessary.

Consultant shall provide a written report to the Company, weekly, of all Services performed under this Agreement.

3.	Compensation. Consultant will receive the following compensation for the Services:

(a)  Payment: Consultant shall receive Five Hundred Dollars and No/Cents ($500.00) per day for the Services provided under this Agreement. Consultant shall provide invoices for all Services performed under this Agreement, which shall be provided at the end of the Bi-Monthly period in which the relevant Services were provided.  The Company shall provide payment for such Services within five (5) business days from receipt of the invoice from Consultant.

(b) Expenses: The Company shall provide reimbursement of certain pre-approved expenses incurred by Consultant with the prior written consent of the Company’s Board of Directors, in its sole discretion, in connection with the performance of the Serivices hereunder.  The Company shall provide reimbursement for such expenses within five (5) business days from receipt of the expense report and any required supporting documentation (as requested by the Company) from Consultant.

(c)  Incentive Compensation: In addition to the daily payment to which Consultant is entitled pursuant to Section 3(a), Company will pay to Consultant additional compensation (“Bonus”):

(i)
A Bonus payment equal to Twenty Thousand dollars and No/Cents ($20,000.00) at the earlier of five (5) days after Company consumates a “change of control” event or sixty (60) days after the Effective Date provided the consulting agreement is not terminated prior to either date; and

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(ii)
A Bonus payment equal to Twenty Thousand dollars and No/Cents ($20,000.00) at the earlier of sixty (60) days after Company completes a “change of control” transaction or one hundred and eighty (180) days after the Effecitve Date provided the consulting agreement is not terminated prior to either date.

(iii)
The foregoing not withstanding, in the event Consultant’s employment is terminated by the Company for any reason after the initial Separation Payment or a Bonus Payment, the next available Bonus payment will be due otherwise the Consultant shall not be entitled to receive any Bonus payable after the effective date of such termination. If the Consultant terminates this Agreement for any reason at any time or is terminated for breach of this Agreement, the Consultant shall not be entitled to receive any Bonus payable after the effective date of such termination.

(d)	Records and Reports: Consultant agrees to keep accurate and complete records regarding the performance of all Services for the Company and to provide such detailed records in his weekly report.

(e)
Definition of “change of control”: For all purposes under this Agreement, “change of control” shall mean the occurrence of an event as a result of which the Company consolidates with, or merges with or into another corporation or other entity, or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substatntially all of its assets to any person, or any corporation consolidates with, or merges with or into, the Company, in any such efvent pursuant to a transactionin which the outstanding voting stock of the Company is changed into or exchanged for cash, securities or other property, or the Company is liquidated or dissioved or adopts a plan of liquidation.

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